Exhibit 10.9

Certain Compensation for Named Executive Officers
for Fiscal 2014

Name	Principal Position	Annual Base Salary	Annual Cash Incentive(1)
C. Larry Pope	President and Chief Executive Officer	$1,100,000	(2)
Robert W. Manly, IV	Executive Vice President and Chief Financial Officer	$750,000	(3)
George H. Richter	President and Chief Operating Officer, Pork Group	$800,000	(4)
Joseph B. Sebring	President of John Morrell	$735,000	(5)
Joseph W. Luter, IV	Executive Vice President	$700,000	(6)
_________

(1)	For the annual cash incentive awards, “pre-tax profits” are generally defined as net income before deduction for income taxes and incentive payments to key employees.

(2)	The annual cash incentive formula for Mr. Pope is equal to 1% of Company pre-tax profits subject to a cap of $8 million.

(3)	The annual cash incentive formula for Mr. Manly is equal to 0.50% of Company pre-tax profits subject to a cap of $4 million.

(4)	The annual cash incentive formula for Mr. Richter is equal to 0.50% of Pork Group pre-tax profits plus domestic hog production pre-tax profits subject to a cap of $4 million.

(5)	The annual cash incentive formula for Mr. Sebring is equal to 0.25% of Pork Group pre-tax profits plus domestic hog production pre-tax profits subject to a cap of $2.94 million.

(6)	The annual cash incentive formula for Mr. Luter, IV is equal to 0.50% of Pork Group pre-tax profits plus domestic hog production pre-tax profits subject to a cap of $2.5 million.